Exhibit 99.2

Press Release

Gulfport Energy Corporation Announces 2019 Capital Budget and New

$400 Million Stock Repurchase Program

Remaining $90 million from previously announced and expanded 2018 stock repurchase program of $200 million was completed in December 2018

OKLAHOMA CITY (January 17, 2019) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport” or the “Company”) today announced its 2019 capital budget, its 2019 operational outlook and that its board of directors has approved a new stock repurchase program to acquire up to $400 million of its outstanding common stock within the next 24 months. This authorization follows closely behind the completion of the 2018 previously announced and expanded $200 million share repurchase program, which concluded in the fourth quarter of 2018. Key information concerning the 2019 budget and outlook includes the following:

•	Budgeted 2019 total capital expenditures of $565 million to $600 million to be funded entirely within cash flow.

•	Forecasted 2019 full year net production is estimated to average 1,360 MMcfe to 1,400 MMcfe per day, consistent with the Company’s fourth quarter of 2018 average net production.

•	Forecasted 2019 full year free cash flow in excess of $100 million.

•	Announced stock repurchase program to acquire up to $400 million of outstanding common stock within the next 24 months.

Since joining Gulfport as President, Chief Executive Officer and Board member in mid-December 2018, David M. Wood has worked closely with Gulfport’s executive team and Board of Directors to finalize the Company’s 2019 capital budget and operational plan. The Board of Directors met today to provide final approval of the Company’s plans.

Mr. Wood, commented, “The past several weeks have been a very busy and enjoyable time, immersing myself in the business by working with our teams as well as speaking with many of our current shareholders. Gulfport has a bright future and I look forward to leading the Company in its next phase of development, anchored by capital discipline and a focus on shareholder returns.”

Mr. Wood continued, “With the 2019 budget now published, I want to underscore our commitment to further enhancing shareholder value with a newly authorized $400 million stock repurchase program to be executed within the next 24 months. The authorization follows closely behind the completion of the 2018 previously announced and expanded $200 million share repurchase program, which concluded in the fourth quarter of 2018. The new program will be funded through organically generated free cash flow and anticipated monetizations of certain non-core assets held in the portfolio today. Should these monetizations be realized earlier than anticipated, the expected timeline of the repurchase program is subject to acceleration. In addition, the repurchase program could be expanded to include any funds received in excess of the current projected monetizations and would be incremental to the $400 million share repurchase program announced today.”

“Our forecasted generation of free cash flow during 2019 is underpinned by our plan to hold fourth quarter of 2018 production relatively constant throughout 2019, allowing us to maximize and prioritize cash flow available for our share repurchase program. The current commodity environment is challenged, with depressed natural gas prices in the near-term, an uncertain forecast represented in the strip and, as we have recently experienced, a volatile and unpredictable broader market sentiment. We feel that prudent capital spending and disciplined capital allocation are distinguishing features in our business and couple well with our intention to maintain a strong hedge position through 2019 and beyond, reducing commodity risk and providing certainty to anticipated cash flows,” Mr. Wood added.

“Our Ohio and Oklahoma positions are core assets in our portfolio with the ability to generate and grow attractive returns with tremendous leverage to any improvements in natural gas prices. We forecast a year-on-year improvement of approximately $0.25 cents per Mcf in 2020 would further increase our free cash flow generation by over $100 million, illustrating the opportunity created within our core assets. I believe the mid and long-term outlook for North American natural gas producers is favorable, however, we must be disciplined and diligent as we move toward those horizons. I am pleased to provide you with our 2019 budget today and look forward to addressing our plan in more detail on our fourth quarter and full year 2018 earnings conference call in late February,” Mr. Wood concluded.

2019 Capital Budget and Production Guidance

For 2019, Gulfport estimates its total capital expenditures will be approximately $565 million to $600 million, which will be funded entirely within cash flow at current strip pricing. The 2019 budget includes approximately $525 million to $550 million for drilling and completion (“D&C”) activities and approximately $40 million to $50 million for land activities. With this level of capital spend, Gulfport forecasts its 2019 average daily net production will be in the range of 1,360 MMcfe to 1,400 MMcfe per day, consistent with the Company’s fourth quarter of 2018 average net production of 1,392.8 Bcfe per day.

Utilizing current strip pricing at the various regional pricing points at which the Company sells its natural gas, Gulfport forecasts its realized natural gas price differential, before the effect of hedges and inclusive of the Company’s firm transportation expense, will average in the range of $0.49 to $0.66 per Mcf below NYMEX settlement prices in 2019. Gulfport expects its 2019 realized NGL price, before the effect of hedges and including transportation expense, will be approximately 45% to 50% of WTI and its 2019 realized oil price will be in the range of $3.00 to $3.50 per barrel below WTI.

Based on current strip pricing, Gulfport’s 2019 activities are expected to generate in excess of $100 million of free cash flow during 2019.

The table below summarizes the Company’s full year 2019 guidance:

GULFPORT ENERGY CORPORATION

COMPANY GUIDANCE

	Year Ending 12/31/2019
	Low	High
Forecasted Production
Average Daily Gas Equivalent (MMcfepd)	1,360	1,400
% Gas	~ 90%
% Natural Gas Liquids	~ 7%
% Oil	~ 3%

Forecasted Realizations (before the effects of hedges)
Natural Gas (Differential to NYMEX Settled Price) – $/Mcf	($0.49)	($0.66)
NGL (% of WTI)	45%	50%
Oil (Differential to NYMEX WTI) $/Bbl	($3.00)	($3.50)

Projected Operating Costs
Lease Operating Expense – $/Mcfe	$0.15	$0.17
Production Taxes – $/Mcfe	$0.06	$0.07
Midstream Gathering and Processing – $/Mcfe	$0.53	$0.58
General and Administrative – $/Mcfe	$0.09	$0.11

	Total
Budgeted D&C Expenditures – In Millions:	$525	$550
Budgeted Land Expenditures – In Millions:	$40	$50
Total Capital Expenditures – In Millions:	$565	$600

Net Wells Drilled
Utica – Operated	10	11
Utica – Non-Operated	2	3

Total	12	14
SCOOP – Operated	7	8
SCOOP – Non-Operated	1	2

Total	8	10

Net Wells Turned-to-Sales
Utica – Operated	40	45
Utica – Non-Operated	2	3

Total	42	48
SCOOP – Operated	14	15
SCOOP – Non-Operated	1	2

Total	15	17

2019 Operational Outlook

Utica Shale

During 2019, Gulfport plans to run on average approximately 1.0 operated horizontal rig in the Utica Shale. Gulfport has budgeted to drill approximately 13 to 15 gross (10 to 11 net) horizontal Utica wells with an average lateral length of 11,700 feet. In addition, Gulfport plans to turn-to-sales 47 to 51 gross and (40 to 45 net) horizontal Utica wells with an average lateral length of 10,000 feet.

Gulfport intends to participate in non-operated activities taking place on its acreage by other operators that plan to drill approximately 2 to 3 horizontal wells and turn-to-sales 2 to 3 horizontal wells, in each case net to Gulfport’s interest.

SCOOP

During 2019, Gulfport plans to run on average approximately 1.5 operated horizontal rigs in the SCOOP. Gulfport has budgeted to drill approximately 9 to 10 gross (7 to 8 net) horizontal SCOOP wells with an average lateral length of 8,800 feet. In addition, Gulfport plans to turn-to-sales 15 to 17 gross and (14 to 15 net) horizontal SCOOP wells with an average lateral length of 8,000 feet.

Gulfport intends to participate in non-operated activities taking place on its acreage by other operators that plan to drill approximately 1 to 2 horizontal wells and turn-to-sales 1 to 2 horizontal wells, in each case net to Gulfport’s interest.

Newly Authorized Stock Repurchase Program

Upon completing the previously announced and expanded stock repurchase program of $200 million during 2018, Gulfport announced today that its board of directors has approved a stock repurchase program to acquire up to $400 million of its outstanding common stock within the next 24 months. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions, and will be subject to market conditions, applicable legal requirements, contractual obligations and other factors. The repurchase program does not require the Company to acquire any specific number of shares. The Company intends to purchase shares under the repurchase program opportunistically with available funds while maintaining sufficient liquidity to fund its 2019 capital development program. This repurchase program is authorized to extend through December 31, 2020 and may be suspended from time to time, accelerated, modified, extended or discontinued by the board of directors at any time.

About Gulfport

Gulfport is an independent natural gas and oil company focused on the exploration and development of natural gas and oil properties in North America and is one of the largest producers of natural gas in the contiguous United States. Headquartered in Oklahoma City, Gulfport holds significant acreage positions in the Utica Shale of Eastern Ohio and the SCOOP Woodford and SCOOP Springer plays in Oklahoma. In addition, Gulfport holds an acreage position along the Louisiana Gulf Coast, has an approximately 22% equity interest in Mammoth Energy Services, Inc. (NASDAQ: TUSK) and has a position in the Alberta Oil Sands in Canada through its 25% interest in Grizzly Oil Sands ULC. For more information, please visit www.gulfportenergy.com.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions that might affect the timing and amount of the repurchase program; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; Gulfport’s ability to identify, complete and integrate acquisitions of properties and businesses; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Investor Contact:

Jessica Wills – Director, Investor Relations

jwills@gulfportenergy.com

405-252-4550

Media Contact:

Adam Weiner / Cameron Njaa

Kekst CNC

adam.weiner@kekstcnc.com / cameron.njaa@kekstcnc.com

212-521-4800